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                                                                    Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator: Greetings, ladies and gentlemen, and welcome to the Independent Bank Corp. Fourth Quarter Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions]. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Denis Sheahan, Chief Financial Officer and Treasurer of Independent Bank Corp. Thank you. Mr. Sheahan; you may begin.

Good morning and thank you for joining us on the call. This morning's agenda will include a brief review of 2006 and fourth quarter earnings as well as guidance for 2007. We will then have comments by Chris Oddleifson, our Chief Executive Officer. And we will end the call with a question-and-answer period.

Before I review our 2006 performance, I will read the cautionary statement. This conference call may contain certain forward-looking statements with respect to the financial condition, results of operations, and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp wishes to caution listeners not to place undue reliance on any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise.

I'll now review our 2006 performance. Independent Bank Corp reported GAAP diluted earnings per share of $2.17 for 2006, an increase of 1.4% from the $2.14 reported in 2005. For the fourth quarter, INDB reported GAAP earnings per share of 54 cents, down 2% from the 55 cents reported in fourth quarter of 2005.

There are a number of onetime items in the reported period, which are detailed in the earnings release. Excluding these onetime items, 2006 diluted earnings per share on an operating basis was $2.19, an increase of 3% from the $2.13 reported in 2005. Fourth-quarter diluted earnings per share on an operating basis was 57 cents for both quarter periods.

Key takeaways. First, stable net interest margin. The net interest margin for the fourth quarter and 2006 includes the write-off of unamortized trust preferred securities issuance costs of $995,000 pre-tax. The write-off is associated with the refinance of the Company's trust preferred securities. When excluding this item, the net interest margin is 3.89% for both the fourth quarter 2006 and the full year 2006.

Commercial and business banking loans grew by 6%, and home equity loans and lines by 10% in 2006. Deposits decreased by 5% for the year, particularly in the more expensive deposit categories. The deposit level decrease in the fourth quarter represents aggressive deposit pricing management as well as normal seasonal influence.

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Our stock buyback. We announced a second stock repurchase program in December, amounting to 1 million shares, or approximately 7% of common stock outstanding. The program has just begun, and we have repurchased 27,000 shares to date.

The Company's tangible equity ratio was strong at 6.25% at December '06. We will maintain the strong tangible capital position while executing the repurchase.

We had good core fee income growth in 2006, up 7%, and very strong expense control, which was only up 1% for the year, excluding the WorldCom bond recovery. 2006 key profitability performance indicators were strong, with return on average assets at 1.12% and return on average equity at 14.6%.

Non-performing assets increased to $7.2 million at December 31st of 2006. We have provided expanded detail on nonperforming assets in the press release for your information. Net charge-off performance is very good at 11 basis points for the year, and the Company's allowance for loan loss as a percentage of loans increased to 1.32%. We consider overall asset quality as strong.

The Company was awarded an additional $45 million of new market tax credit allocation in the second quarter of 2006, which equates to $17.6 million in tax credits that will be recognized over a seven-year period. The formal allocation agreement has just been signed, and management expects to begin recognizing the credits in 2007.

In December, we issued $50 million of floating-rate trust preferred securities at a spread of 148 basis points to LIBOR. We also entered into an interest rate swap that converts that floating rate to a fixed rate of interest, equating to 6.52% for a 10-year period. The proceeds were and will be used to retire the existing trust preferred securities, the first in December 2006 and the second in April of 2007.

The acquisition of Compass Exchange Advisors, a qualified intermediary that provides 1031 tax-deferred exchanges, closed at the beginning of 2007. This acquisition provides a new product offering to our customers, particularly our commercial customers, and will provide a new source of deposit and fee revenue to the Company.

2006 represented a continuation and acceleration of management's strategy to alter the overall composition of the Company's earning assets. Since mid 2004, we have focused on commercial and home equity lending, while deemphasizing securities purchases, residential real estate portfolio lending, and indirect auto lending. This asset focus, combined with prudent decision-making in the prevailing interest rate environment, has led us to shrink our balance sheet somewhat, while changing the overall structure of the Company's assets and liabilities.

Over the last two years, the Company's securities portfolio has aggressively decreased by $301 million. It is now 18% of assets; it was 28% of assets at December 2004. Consumer auto loans have decreased by $77 million. Now, 10% of loans; it was 15% of loans in December of '04.

And residential real estate loans have decreased by $48 million. The decreases in these

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three asset categories represent an overall decrease of $426 million in earning assets over the last two years, particularly in 2006, a decrease, which has been partially offset by growth in the commercial and home equity loan categories.

I will now provide earnings guidance for 2007. Our balance sheet strategy in 2007 will again emphasize commercial and home equity lending, while continuing the themes of 2005 and 2006 - prudent earning asset and liability management and disciplined use of shareholder capital. We're focused on the long term and in maintaining our strong return on assets and return on equity measures.

We're well positioned, as we enter 2007, but we anticipate that the interest rate environment will make this a challenging year for the entire banking industry.

Management expects operating diluted earnings per share for 2007 will be in a range between $2.05 and $2.10. I will describe for you our current assumptions about some of the major factors that will affect our performance for this year.

The net interest margin will be maintained in the 3.8% to 3.9% range, in a similar interest rate environment. Our securities portfolio will continue to decrease. Management believes the securities portfolio will be 15% of assets by the end of 2007, as a result of normal amortization and security maturities.

Loans are expected to grow by 3%. This assumes continued growth in commercial lending, up 8%; home equity lending, up 15%; and reductions in the other loan categories - consumer automobiles down 20%, residential real estate down 10%. Deposits are expected to remain essentially flat in 2007, as we continue the balance sheet strategy begun in 2004.

Management anticipates that deposit gathering associated with our recent acquisition of Compass Exchange Advisors will assist in controlling deposit costs. We assume successful investment of our new markets tax credit allocation.

We currently anticipate $20 million of investment during 2007, equating to approximately $1 million of tax benefit for the year. The overall tax rate is expected to be 30% for 2007. We believe that provision for loan loss levels will be consistent with 2006, and our allowance for loan loss as a percentage of loans will continue to be in the 1.3% range.

Non-interest income. We expect non-interest income to increase by 10% on an operating basis in 2007, driven by our wealth management business, our new 1031 exchange business, and mortgage banking. As disclosed in the table and the text of the earnings release, non-interest income for 2006 on an operating basis was $28.5 million.

We expect non-interest expense to increase by 6%, a significant change from the 1% increase experienced in 2006. As disclosed in the table and the text of the earnings release, non-interest expense for 2006 on an operating basis was $81.2

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million.

The increase is primarily due to investment of $2.2 million in the following initiatives. Two new branches, in Quincy and Abington, which are expected to open in the second half of 2007; the new 1031 exchange business; as well as recently hired commercial lenders and credit analysts.

Management anticipates calling the 8.375% trust preferred securities in April of 2007. Independent Bank Corp will write-off the unamortized issuance costs associated with the existing debt, approximating $600,000 after-tax, or approximately 4 cents per share, in April 2007. While management does not consider these write-offs to be an operating event, they will impact GAAP earnings.

Chris?

CHRISTOPHER ODDLEIFSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Good morning. Thank you, Denis. I will be commenting on our performance in 2006; our plans for this year, 2007; and provide some comments as well on the guidance that Denis just provided you.

I am pleased with our overall performance for the quarter and for the year. Clearly, it is a challenging banking environment for banks that depend on the net interest margin for the majority of their income, like us. In this environment, we have especially focused on prudent balance sheet management, disciplined expense control, and good execution of our business unit and company strategies.

As I have discussed on previous calls, we're resisting stretching for loans and deposits, which on the margin do not create shareholder value. As Denis noted, despite a continuing unfavorable yield curve environment, our net interest margin remained stable year-over-year.

I am also pleased with our growth in core non-interest income in 2006 of about 7% as a result of increases in our investment; assets under management, now standing at about $815 million; and higher deposit account service charges.

Expense control is a highlight of '06 with core expenses rising only 1% year-over-year. And while careful management of expenses is always important, it is especially critical in times like this. During the year, we continued to examine our businesses and operations for efficiency and effectiveness, improvement opportunities that would not impact our customer service and business development efforts.

With respect to credit, while our nonperforming assets grew from $3.3 million at the end of 2005 to 7.2 million at the end of 2006, a few points are worth noting. First, we are increasing

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from a very small base. Second, our allowance to loan loss to total loans has grown to 132 basis points.

Third, our coverage ratio is nearly 400%. Fourth, delinquency stands at 72 basis points, a decrease from the end of 2005, when the ratio was 81 basis points. Lastly, and most importantly, we believe, we are adequately reserved for the level of embedded risk in our portfolios.

Moving beyond the numbers for a moment. We accomplished a number of important initiatives during the past year to make Rockland Trust a stronger company. I'd like to take you through just a few examples. Denis has mentioned a couple of them.

We reached a definitive agreement to purchase Compass Exchange Advisors and at the beginning of this year closed the deal. Compass Exchange Advisors is a very highly-regarded 1031 exchange advisor and qualified intermediary. This represents to us a significant opportunity to secure additional deposits and add modestly to fee income.

We received a $45 million award in new market tax credits under the new market tax credit program, which led to our recently signed allocation agreement. We've created many customer relationship development programs and tools used by our business divisions.

We continued our journey to create a very robust information infrastructure with our work on our business intelligence platform. We have translated this information into profitability insights, to help us better develop customer relationships.

In our commercial banking area, we opened the new commercial banking office in the City of New Bedford. We hired seven new commercial bankers who possess considerable experience. And we implemented a new training program for our commercial lending assistants and lenders to enhance their knowledge and efficiency.

In our retail delivery area, we're in the process of opening - or began the process of opening two new branches, one in Abington and one in Quincy, two very attractive markets. We enhanced our retail investment platform. We have recently put into place an online deposit application.

In our residential lending area, we've added new investors. We've recently opened an office in the Burlington, Massachusetts. Business banking - we've streamlined things by finalizing an all-in-one credit application.

In our technology and operations area, we've consolidated loan servicing. We've favorably renegotiated a number of technology and operations contracts. And we have signed a contract with CapitalStream, which will enhance the efficiency of our commercial banking division.

Denis has mentioned we've completed purchasing 5% of our outstanding common stock last year. And we've negotiated to refinance our Company's trust preferred securities, debt - providing lower debt service on nearly $1 million per year in '07 and beyond. This

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is just a few examples. And clearly, we've made a lot of progress and have strengthened the Company.

In 2007, our work will continue on a number of fronts to meet our goals and strengthen the Company even further. The competition for loans, deposits, and investment management services remains very intense.

Despite this challenging picture, I'm still confident that we're building a bank with increasing franchise value and our 2007 strategies are focused on the fundamentals. That is, continuing the track that we are on. And very quickly, those are building customer relations and enhancing the customer experience. In other words, delighting more and more customers.

Our strategy is to out-service the competition and receive a customer experience you seldom receive anywhere else. It starts with the hiring process and retaining excellent colleagues, the right attitude, and empowering them to do the best job for customers. We'll do that by building relationship equity with each other, within the bank, and with our customers over time. Very important, fundamental: hiring and developing and retaining high-capability people. We are in the service business, and people are our most valuable asset. And that is critical to have the best colleagues, because it's important to our success.

We invest in development. We offer excellent incentive and compensation programs. We pay for performance. And we are focused on creating a strong performance base and teaming culture across the company.

It is very important in these times to seek out growth opportunities, new markets, new products, new businesses, and acquisitions. In other words, simply grow responsibly. Recent examples of this strategy in action are the New Market Tax Credit program, the remote deposit capture product, the New Bedford commercial office, our Burlington, Massachusetts mortgage office, our community association banking program.

Recent acquisition examples include Falmouth Bancorp, and outside the bank contacts, the recently closed Compass Exchange Advisors transaction. And furthermore, we will, for instance, consider acquiring an investment manager if the opportunity presents itself. We need to continue along the responsible growth path.

You've heard a lot, I think, over the past couple years now we're really focusing on information infrastructure. We're going to continue that. In short, we want to be really smart in how we target and develop customer relationships. We are going to continue to obsess about improving our operations effectiveness and efficiency throughout the company. I think our expense control '05 and '06 demonstrates our commitment there. We will continue to achieve to be efficient and effective throughout the company.

We're going to continue to focus on risk management and compliance, managing risk, all types of risk across the company. And we will continue to manage balance sheet and capital with a great deal of discipline as I think we have talked about over the last

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couple years.

I'd like to wrap up with comments on the guidance for 2007 Denis provided. Clearly, our goal is to grow net income overtime. And we have certainly shown our ability to do this over the long run. Unfortunately, the current interest rate environment does not facilitate shareholder value creating EPS growth. We could add to our securities portfolio and grow EPS. We could add to our indirect auto portfolio and deliver EPS growth.

However, the risk adjusted return on equity for those two asset classes, for example, do not meet our thresholds. We instead are focusing on responsible growth such as adding commercial bankers, opening branches in attractive markets, periodically reviewing our existing branches, and engaging in acquisitions, as well as returning capital to our shareholders.

To wrap it up, I believe we have all the ingredients for success. We operate in a great area, a growing area of Massachusetts. We have a great team that enjoys working together. We have an excellent rock solid credit culture. We are increasing the number of customers who like doing business with Rockland Trust Company. We are focused on building our business for the long run, not for the short term. And we do have a set of robust plans throughout the company to continue to grow.

That concludes my comments.

Thank you, Chris. This concludes the formal presentation. I will now open the call to questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]

We have our first question coming from Laurie Hunsicker with Friedman, Billings, Ramsey. Please proceed with your question.

(Q - LAURIE HUNSICKER): Thanks. Good morning, Denis and Chris.

(A - DENIS SHEAHAN): Good morning

(Q - LAURIE HUNSICKER): Just wondered if we could go back to guidance, for a second. Because I guess I'm looking at what you reported today and saying, okay, if we deduct the onetime charges associated with the trust preferred securities write-off, we add back the securities losses, and then deduct the recovery of the WorldCom Bond, I'm at 56 cents core, which is annualizing to $2.24. I just want to confirm your guidance for '07 is to $2.05 to $2.10?

(A - DENIS SHEAHAN): Correct. Laurie, this is Denis. There is that - we do have a table that would probably help you with getting to the core number. It's on the income

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statement at the bottom of the page, core for the quarter by my measure is 57 cents. We are guiding to $2.05 to $2.10 next year. And the primary reason for the decrease, Laurie, is the change in earning assets over the past year in particular, but also over the past two years. As I went through and explained, I mean we've not made a minor change in the structure of our balance sheet, but a material change. We dropped securities by $300 million over the past two years, $200 million in 2006 alone. I mentioned the decrease in auto is almost $80 million. The decrease in residential real estate is $45 million, $46 million. So those are material changes in earning assets that in 2007 will really come to bear in terms of affecting our earnings growth.

(Q - LAURIE HUNSICKER): Okay. I guess, as long as we are talking about the top line, you went over comments for margin I assume at 3.89%. But compared to last quarter, your last quarter of 3.89% includes a double FHLBB dividend payment. So in reality, your core margin linked-quarter increased 4 basis points?

(A - DENIS SHEAHAN): Yes, that's correct. You're correct that Q3 did include the Home Loan Bank.

(Q - LAURIE HUNSICKER): So as we kind of look to '07, can you give us a little bit more color on margin guidance? I know you said 3.80% to 3.90%, but it seems like that could be a higher number, are you just being conservative, or...

(A - DENIS SHEAHAN): No. Well, keep in mind with the way that we operate, we have seasonality in our liquidity. And in Q4 and Q1, end of Q4 and throughout Q1, we typically have to borrow more because we have deposit outflows from both our consumers and businesses. Businesses may be paying down debt at the end of year because their financial statements are as of 12/31. We have a reasonably seasonal market in terms of folks going to Florida for the winter months. That affects our deposit flows, so we borrow more. Our margin would typically decline somewhat in the beginning of the year, and then expand as the year moves on. We do think that the 3.8 to 3.9 is a good range for us for 2007.

(Q - LAURIE HUNSICKER): Okay. And that includes the fact that you are going to save $1 million of debt service pre-tax, right?

(A - DENIS SHEAHAN): Yes.

(Q - LAURIE HUNSICKER): In theory, that is going to kick in, in and of itself, another 15 basis points to your margin.

(A - DENIS SHEAHAN): That is, yes, a very positive development for the margin later in the year. We - keep in mind, we are carrying $25 million of additional trust preferreds through April.

(Q - LAURIE HUNSICKER): Okay.

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(A - DENIS SHEAHAN): So $75 million of debt. And we also have some deposit categories where the cost is going up. And we do our best. I think we've shown that we manage that very effectively. But there are market influences on deposit pricing that can be difficult to control.

(Q - LAURIE HUNSICKER): Okay. Okay, that's a good point. Just going over to your expense line for a second, your salaries and benefits dropped a lot linked-quarter. And I also just wanted to make sure that I heard you right in terms of your non-interest expense increase. You said it would increase year-over-year about 6%?

(A - DENIS SHEAHAN): Yes. Salary and benefits, one of the reasons for the drop in the fourth quarter was an adjustment to our incentives accrual. You know we - as you know, we had guided to $2.21 to $2.23 for the year. We came in a little shy of that. So we adjusted our incentive compensation accordingly. And yes, we are looking for 6% increase next year. I detailed a couple of initiatives, including two long awaited branch openings in Quincy and Abington, the impact of our acquisition of the Compass Exchange Advisors, and a positive development in terms of our ability to - we hired a number of commercial lenders and credit analysts in the fourth quarter of this year. So those have an impact on the expense line.

(Q - LAURIE HUNSICKER): Right. Okay. So again, just for the fourth quarter, if you all hadn't adjusted it, what would that salary and benefit line item have been? Would that had been closer to 13...

(A - DENIS SHEAHAN): No.

(Q - LAURIE HUNSICKER): ...11.866 or 12.5 or something?

(A - DENIS SHEAHAN): No. I think it would have been about 12.2, 12.3...

(Q - LAURIE HUNSICKER): Okay.

(A - DENIS SHEAHAN): I will have to look at that. I will mention that later in the call.

(Q - LAURIE HUNSICKER): Okay.

(A - DENIS SHEAHAN): I will have somebody check that.

(Q - LAURIE HUNSICKER): Okay. And then just two last questions here. Do you have an actual number for balance sheet shares?

(A - DENIS SHEAHAN): Yes.

(Q - LAURIE HUNSICKER): I know it's approximate. I just wanted to get actual, so that we could...

(A - DENIS SHEAHAN): And do you want it including - just want a common outstanding or do you want it including the dilutive effect of stock options?

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(Q - LAURIE HUNSICKER): Just common shares outstanding.

(A - DENIS SHEAHAN): Okay.

(Q - LAURIE HUNSICKER): And you touched on tax rate and I guess - and probably this was my misassumption. I really thought the tax rate would be lower. Was there - I guess in terms of your 45 million in the market tax credits, you know, you are taking not quite half of them in '07. By the time we sort of look to '08, and obviously many of us are introducing '08 numbers, is it safe to maybe assume that your tax rate is going to drop to maybe that 26. 27% line for '08?

(A - DENIS SHEAHAN): No.

(Q - LAURIE HUNSICKER): Or should we be using 30% for '08 as well?

(A - DENIS SHEAHAN): I would use 30% at this stage. First of all, common shares outstanding were 14.7 million roughly at December 31st. The tax rate, one of the reasons that the tax rate is not lower than 30% is we sold a lot of securities. We've decreased our securities portfolio materially. In Massachusetts, there are entities known as security corporations that provide a favorable tax rate - a favorable state tax rate for securities held in those corporations. So as we reduce our level of securities, the effective tax rate actually goes up somewhat.

(Q - LAURIE HUNSICKER): That makes sense.

(A - DENIS SHEAHAN): But I would not encourage anybody to go to a 26. 27% tax rate. I think 30% is a good approximation for now. (Q - LAURIE HUNSICKER): Okay. And then one last question regarding your share buyback. You had mentioned you purchased 27,000 shares to date. That was in January?

(A - DENIS SHEAHAN): That was...

(Q - LAURIE HUNSICKER): Or that was in the fourth quarter?

(A - DENIS SHEAHAN): That was in - you know, we announced the buyback in I think it was the middle of December. So it's from the middle of December until yesterday.

(Q - LAURIE HUNSICKER): Okay. Okay. Perfect. Thank you very much.

(A - DENIS SHEAHAN): Sure.

Operator: Our next question is coming from Bryce Rowe with Robert W. Baird. Please proceed with your question.

(Q - BRYCE ROWE): Thanks. Good morning, guys.

(A - CHRISTOPHER ODDLEIFSON): Good morning, Bryce.

(A - DENIS SHEAHAN): Good morning.

(Q - BRYCE ROWE): As far as timing of the new branches go, when do you expect them to come online in '07?

(A - CHRISTOPHER ODDLEIFSON): Third quarter.

(Q - BRYCE ROWE): Third quarter?

(A - CHRISTOPHER ODDLEIFSON): Yes.

(Q - BRYCE ROWE): Okay.

(A - CHRISTOPHER ODDLEIFSON): You know, Massachusetts can be difficult.

(Q - BRYCE ROWE): What's that?

(A - CHRISTOPHER ODDLEIFSON): It's tough. It is a lot of - it looks like we are in good shape; we're targeting third quarter. That was a little bit of a levity, but sometimes it's difficult to get things really built in the state. But we look like we are in good shape for the third quarter.

(Q - BRYCE ROWE): Okay.

(A - CHRISTOPHER ODDLEIFSON): We haven't broken ground on either of them yet.

(A - DENIS SHEAHAN): We should probably say, Chris, you know, where are the two locations for those of you who don't understand Massachusetts. Abington is a fill-in branch location. Quincy is an expansion northward. It will be our northernmost branch location in the city of Quincy. We are very much looking forward to opening in that market, but it will be our northernmost branch when it opens.

(Q - BRYCE ROWE): Okay. And then the other two questions are I guess more general. We all see that, at least on the asset management side and really throughout fee income, you guys are finding some success. Where do you envision the fee income or non-interest income as a percentage of revenue over time? And then the second question would be regarding I guess M&A in that immediate market. Clearly, folks are having a hard time in the operating environment. Are you hearing anything different from those folks than you might have six months ago?

(A - CHRISTOPHER ODDLEIFSON): Well-

(A - DENIS SHEAHAN): You're talking about sort of local banks and so on, Bryce?

(Q - BRYCE ROWE): That's right.

(A - CHRISTOPHER ODDLEIFSON): Right. Well, I would say not really, but it is a difficult operating environment and our posture has always been to be opportunistic. We have relationships with all those bank institutions and if they ever raise their hands, we hope that they give us a call. But I am not hearing any more or less rumors than I have heard over the last year or so.

(Q - BRYCE ROWE): Okay.

(A - DENIS SHEAHAN): As far as non-interest revenue to total revenue, Bryce, we think we will be successful in growing our asset management business. We have been. We grew assets by 20% last year alone. And we are certainly looking for that to continue. What is our target over time? Well, as Chris mentioned earlier, we are very dependent on the margin. Somewhere in the region of 85% of our revenue comes from net interest income. We would like to - that implies 15% is non-interest. We would like to increase the fee revenue as a percentage of the total to 20% over time. That will not be easy. We're not in the insurance business. We are very dependent upon our deposit service charge revenue, our asset management business, our mortgage business to grow fee revenue. And - but certainly a goal of 20% overtime would be where we would like to get.

(Q - BRYCE ROWE): Okay. And one last question. The commercial lenders and analysts that you hired, any particular company you're getting them from?

(A - CHRISTOPHER ODDLEIFSON): No. But it's actually representative across the board, from ranging from smaller community banks to the larger national and mega regional players.

(Q - BRYCE ROWE): Okay. And how big is that commercial lending team now?

(A - CHRISTOPHER ODDLEIFSON): Lenders, we have what, 35, I think? I think it's
35.

(A - DENIS SHEAHAN): Yes.

(A - CHRISTOPHER ODDLEIFSON): Which is - we had a net - we hired seven new ones, and we lost one to a very, very small bank in the Cape. So a net increase of six. It's a real investment on our part.

(Q - BRYCE ROWE): Sure. Okay. Thanks, guys.

(A - CHRISTOPHER ODDLEIFSON): Thanks.

Operator: Our next question is coming from Al Savastano with Janney Montgomery Scott. Please proceed with your question.

(Q - ALBERT SAVASTANO): Good morning, guys. How are you?

(A): Hi, Al.

(Q - ALBERT SAVASTANO): First I would like to say I think it's great that you guys are managing the Company for the long-term and not focusing on short-term earnings.

(A - CHRISTOPHER ODDLEIFSON): Thank you, Al.

(Q - ALBERT SAVASTANO): Not that my opinion means much. But just a big-picture question here is, when do you think the balance sheet transformation will be complete? And what I mean by that is kind of the run-off in your non-core loan portfolios and the ones you are not emphasizing in the securities portfolio. When is it going to reach kind of a bottom?

(A - DENIS SHEAHAN): Sure. I would like to say that the majority of the transformation I think has taken place already, but there will be continued transformation in 2007. As I mentioned, our securities portfolio will drop to 15%. Is there a floor on that? Yes, is it below 15%? Yes, but not much below 15%. Maybe we would get to - it is conceivable we could get to 10% in '07. But that's not what we are planning at this point. As far as indirect auto and residential, you know, we are - with the indirect auto business, we find value in certain segments of that business so we are staying in it. There maybe an opportunity for us to grow that business in the future, but not at this point. So we plan to drop it again in '07. And residential lending, we are of the view that residential real estate lending is better for sale than for portfolio. So we can expect and continue to see the portfolio drop overtime. So the majority of the transformation, I think, has already taken place. It really accelerated in '06. And as I said earlier, that's what's affecting our EPS in '07, is that dramatic drop in those categories in 2006.

(A - CHRISTOPHER ODDLEIFSON): I will just add that if you were to hear that our indirect auto portfolio is increasing, that would come with an explanation of our return on equity and return on asset characteristics of our new found growth. We have very, very close monitoring mechanisms where we can, on a monthly basis at a loan level, understand the exact - what sort of exact returns we are getting. And that's why we've pared back certain segments. So if that shows some favorable trends relative to our cost of funds or market pricing and so on, we can turn it back on.

(Q - ALBERT SAVASTANO): I got you. Good to know. And just a follow-up. Is there anything out in your markets you're serving on the credit side that concerns you, not just so much in your current portfolio, but anything else outside the market?

(A - CHRISTOPHER ODDLEIFSON): When you say outside the market, Al, you mean sort of nationally?

(Q - ALBERT SAVASTANO): No, no, just in your market areas. I mean is there anything scary on the commercial real estate side or construction or...

(A - CHRISTOPHER ODDLEIFSON): No. Yeah - I mean no. There is nothing scary. But we are - as we have talked about before, we are seeing a slowdown in construction. So that is influencing our origination volume on the negative side. On the positive side, we have more lenders out there with more relationships. So that's increasing it on the positive side. And in fact, our pipeline in our commercial business is the high - it's sort of in the - we sort of look at the last five years, and it's among the highest months. It was one of the highest months of the past 60 months in terms of pipeline, which is very, very good. And in terms of underlying credit quality, I mean you have heard the story of our NPAs in commercial. They picked up and now have stabilized. All those are very manageable. We don't see anything worrisome at all. We are seeing a stable - if you take a look at our weighted average risk ratings, I mean it is just a teensy-weensy little bit sort of degrading, but I mean nothing material and nothing to be worried about at all.

(A - DENIS SHEAHAN): Just one thing I would add to that is, Al, it will be interesting to see the impact of - you know, certainly listings of residential real estate have increased materially in our market and throughout Massachusetts as a whole. It will be interesting to see what happens in 2007 if the listings continue to go up, or will there be some improvement in the residential market.

(Q - ALBERT SAVASTANO): Great. Thank you, guys.

(A - CHRISTOPHER ODDLEIFSON): Thank you, Al.

Operator: [Operator Instructions]

Our next question is coming from Matthew Kelley with Sterne Agee.

(Q - MATTHEW KELLEY): Yeah. Hi, guys. I was wondering if you could just give a little bit more detail on the economics of the auto business right now and just kind of how that's changed over the last year or so, as you have continued to deemphasize it. And maybe just put some rates and FICO scores and just kind of the quantified metrics as to why you're deciding to downsize this portfolio, you know, so aggressively or underweight it.

(A - DENIS SHEAHAN): Matt, we will give certain information. But I'm not going to give all of the economics associated with our indirect auto origination, because we view that as proprietary. As far as FICO, we maintain the portfolio. I'll give you the exact number at December; but it's in the 720s or so. Bear with me for a minute. The portfolio as a whole at the end of the fourth quarter had a weighted average FICO of 720. The production in the fourth quarter - to give you an idea, the production in the fourth quarter averaged 732 of FICO. In terms of the current rates on production, around 720. That is the buy rate. Now, what has changed over the past year? I think really, certainly our discipline around origination has increased dramatically. We have very good measurement systems, as Chris mentioned. We know what our net present value per loan is. We know that net present value for the production for the month as a whole, as well as by different tiers, different credit tiers, by different dealers. So we have very specific metrics that allow us to monitor the production. We monitor rates very carefully. And certain months, we will produce more than others. But it's clearly a decreasing portfolio for us, and we expect it will continue to be in 2007.

(A - CHRISTOPHER ODDLEIFSON): I would add that, you know, establishing these measurement metrics is sort of a nontrivial exercise. There is a lot that goes into it. The indirect auto business is a very transactional business. We have found over time that we have not been able to expand the relationships that start in an auto dealership with the purchase of an automobile. So we can look at each of these loans on a standalone basis with a pretty great deal - pretty good high degree of confidence that we've captured the picture of the value created. As we move on to other parts of our businesses, what we are doing is we are taking a look at the value created across a broad array of products for a given relationship. And so for example, when we originate a relationship with our direct-mail home equity offer, we can track how that relationship expands over time. And thus, what is the all-in value creation from our solicitation programs. I know I am a little off-track from where you were going. But I thought it was an opportunity to add on that.

(Q - MATTHEW KELLEY): No, I appreciate that. Maybe if you could just comment on, you know, which types of players in the marketplace have been most active, and possibly kind of driving down underwriting characteristics or spreads in that business. Who are the competitors that are making the risk-adjusted returns more challenging?

(A - CHRISTOPHER ODDLEIFSON): But it ranges from credit unions, large credit unions in the market that are very active in the business, that certainly have different profitability requirements than we do, as a publicly-traded entity. Mutuals and recently converted thrifts that that are very aggressive in the business.

(Q - MATTHEW KELLEY): That's helpful. Thank you.

(A - CHRISTOPHER ODDLEIFSON): It's very easy to generate assets very quickly in this business. It is very much of a rate sensitive game.

Operator: Our next question is coming from David Darst with FTN.

(Q - DAVID DARST): Good morning.

(A - CHRISTOPHER ODDLEIFSON): Good morning, David.

(Q - DAVID DARST): Can you give us an idea of what your ROE and ROA goals might be and a business ratio for, say, like fourth quarter? Then also, what is your compensation structure? How does ROA and ROE fit into your bonus plan as well your earnings growth?

(A - DENIS SHEAHAN): I will handle the first one, Chris; do you want to have the second?

(A - CHRISTOPHER ODDLEIFSON): Sure, yes.

(A - DENIS SHEAHAN): David, I want to make sure I understand your question. You want to know what we are targeting for ROE, ROA, and efficiency ratio not for the year but for fourth quarter of next year, is that right?

(Q - DAVID DARST): In general. I'm just trying to get a longer-term perspective of where you would like to be.

(A - DENIS SHEAHAN): Okay. Well, I will talk about 2007 first, and then a little bit of a longer-term perspective. We expect that our return on assets will be maintained around - you know we reported 1.12% return on assets for '06. That's right around what we are targeting for 2007. Our return on equity was 1460 in 2006. We expect that our ROE will slip somewhat in '07 down to the 13.00%s. It will drop into the 13.00%s. And the reason for that is, while we are doing a stock buyback, the drop in earnings is - the stock buyback does not compensate for the drop in earnings. That's why ROE will be in the 13.00%s. Longer-term goals, ROA should be in the 1.10% to 1.20% range; that is what we target. ROE, we would like to see 15.00% and above. So 2007 will be somewhat of a disappointment for us in terms of ROE, but we would like to see it 15.00% and above. So 2007 will be somewhat of a disappointment for us in terms of ROE, but we would like to see it 15.00% and above. Efficiency ratio will increase in '07 to probably around 65% from the 61% that we experienced in '06. And efficiency ratio for us, as we have said in the past, we would not expect to be below 60% because of the characteristics of our organization, particularly a large branch network. So in that 60% to 65% is our preferred range.

(A - CHRISTOPHER ODDLEIFSON): On the sort of the incentive programs, we have a number of incentive programs throughout the Bank. But I think probably what you're referring to is the senior executives and officers. And it is driven by a number of factors. There is EPS targets, and you're leveraged up-and-down relative to your EPS targets. That will be leveraged down for our 2006 payouts. In addition to that, there are thresholds for ROA and ROE that if - down floor thresholds that if sort of crossed over result in a reduction in payouts as well.

(A - DENIS SHEAHAN): Credit and compliance.

(A - CHRISTOPHER ODDLEIFSON): There is consideration for credit and compliance as well.

(Q - DAVID DARST): I guess what you are saying is your Board is okay and going to reward you for the short-term discipline that you are imposing on the Bank.

(A - CHRISTOPHER ODDLEIFSON): Sorry. I didn't - say that again?

(Q - DAVID DARST): You said that the EPS target has been leveraged down for the year. So the Board I guess is very forgiving and understanding with the long-term strategy you put in place.

(A - CHRISTOPHER ODDLEIFSON): Well, I see - I would say yes and no. I mean, when as the target is set for a year, it's sort of set given the overall characteristics of the market and the environment, so in our investment and our long-term strategy. However, when we say we are going to deliver in a year; and say, okay, given all that, this is our target - we need to deliver. And we did not deliver in '06, and so we are going to have a material reduction in incentive payouts. If you call it forgive - I mean but there will be incentive payouts. So I guess if you call that forgiving, that we get something at all then I guess you are right. But I think there is also - there are some penalties in there for us not hitting what we say we'd hit.

(Q - DAVID DARST): Okay. Good enough. Thanks.

Operator: Mr. Sheahan, there are no further questions at this time.

Thank you, Jacque. Thank you everyone for joining us on the call. And we look forward to speaking with you after our first-quarter earnings announcement.

Operator: This concludes today's conference. Thank you for your participation.